Exhibit 10.6

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is made and entered into between Alerus Financial Corporation, a Delaware corporation (the “Company”), and Karin Taylor (the “Employee”).

WHEREAS Employee is a key member of the management of the Company and has provided guidance, leadership, and direction in the growth, management, and development of the Company and has learned trade secrets, confidential procedures and information, and sensitive business plans of the Company;

WHEREAS the Company desires to continue to employ the Employee, and Employee desires to continue employment with the Company; and

WHEREAS the Company desires to recognize the significant personal contribution that the Employee has made to further the best interests of the Company and its stockholders;

NOW THEREFORE, in consideration of these premises, the mutual promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company hereby agree as follows.

1.                                      DEFINITIONS. As used in this Agreement, certain terms shall have the following meanings:

a.                                      Affiliate shall mean the Company and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company

b.                                      Cause shall mean and be limited to: (i) willful and gross neglect of duties by the Employee, (ii) an act or acts committed by the Employee constituting a felony and substantially detrimental to the Company or its reputation, (iii) any action or inaction detrimental to the Company or its reputation that results in regulatory enforcement action, whether or not such enforcement action is subject to direct enforcement under 12 U.S.C § 1818(i)(1), by any regulatory authorities having authority over the Company, or (iv) any violation of Employee’s obligations under this Agreement, including, without limitation, the obligations set forth in Section 3.

c.                                       Change in Control shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined under the default definition in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

d.                                      Code shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

e.                                       Disability or Disabled shall mean the Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three (3) months under a disability plan covering employees of the Company.

f.                                        Good Reason shall mean: (i) without the Employee’s express written consent, a material diminution in authority, duties or responsibilities (except after the Employee attains Retirement Age or in connection with the termination of the Employee’s employment for Disability, death, Cause, or by the Employee other than for Good Reason); (ii) any material reduction by the Company in the Employee’s Base Salary; (iii) any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 13 hereof; (iv) the Company’s material breach of this Agreement; or (v) the Company requiring the Employee to be permanently assigned to a location more than 35 miles from Employee’s current work location, except for required travel on Company business, or, in the event the Employee consents to any relocation, and such relocation is more than 35 miles from the Employee’s previous location, the failure by the Company to pay (or reimburse the Employee) for all reasonable moving expenses incurred by the Employee relating to a change of the Employee’s principal residence in connection with such relocation and to indemnify the Employee against any loss realized on the sale of the Employee’s principal residence in connection with any such change of residence. Employee must notify Company in writing of any Event that constitutes Good Reason hereunder within thirty days following Employee’s initial knowledge of the existence of such Event or such Event shall not constitute Good Reason under this Agreement. Employee must provide prior written notification in accordance with Section 4 of his intention to terminate his employment for Good Reason and the Termination Date and Company shall have thirty days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.

g.                                       Retirement Age shall mean the attainment of age 65.

h.                                      Specified Employee shall mean an employee who at the time of termination of employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12)

month period that begins on the first day of January following the close of the identification period.

2.                                      TERM. The term of this Agreement shall commence upon the date this Agreement is executed by all parties (the “Effective Date”) and will continue for an initial term of twenty four months. Thereafter, the term of this Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement shall always be twenty four months. Notwithstanding the forgoing, prior to a Change in Control, this Agreement may be terminated upon 120 days’ written notice of intent not to renew by either party; after a Change in Control, this Agreement shall automatically terminate upon the second anniversary of the closing on the event constituting the Change in Control.

3.                                      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

a.                                      Except as permitted in writing by the Company, the Employee shall not at any time divulge, furnish or make accessible to anyone, or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary, or secret knowledge or information of the Company or its Affiliates that the Employee has acquired or will acquire about the Company or its Affiliates, whether developed by himself or herself or by others, concerning (i) any trade secrets; (ii) any confidential, proprietary, or secret designs, programs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates; (iii) any customer or supplier lists; (iv) any confidential, proprietary, or secret development or research work; (v) any strategic or other business, marketing, or sales plans; (vi) any financial data or plans; or (viii) any other confidential, proprietary, or secret information about any aspect of the business of the Company or of its Affiliates (collectively “Confidential Information”).

b.                                      The Employee acknowledges that the knowledge and information described above constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company. The Employee shall not intentionally commit any act that would materially reduce the value of such knowledge or information to the Company or its Affiliates. The Employee’s obligations under this Agreement to maintain the confidentiality of the Company’s confidential, proprietary, and secret information are in addition to any obligations of the Employee under applicable statutory or common law. The obligations of the Employee under this Section 3 shall survive the termination of this Agreement and the termination of the Employee’s employment with the Company.

c.                                       The foregoing obligations of confidentiality shall not apply to any knowledge or information that: (i) is now or subsequently becomes generally publicly known,

other than as a direct or indirect result of the breach of this Agreement; (ii) is independently made available to the Employee in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates or any other entity; or (iii) is required to be disclosed by law or legal process.

d.                                      If the Employee breaches any of the covenants in this Section 3, the Employee’s right to any of the payments specified in Section 5 after the date of the breach shall be forever forfeited and the right of the Employee’s designated beneficiary or estate to any payments under this Agreement shall likewise be forever forfeited. This forfeiture is in addition to and not instead of any injunctive or other relief that may be available to the Company.

4.                                      TERMINATION OF EMPLOYMENT. During the Term, the Employee’s employment with the Company shall terminate upon:

a.                                      the date specified in written notice from the Company to Employee notifying him of the termination of his employment for any reason, provided that if Employee’s employment is terminated by the Company without Cause (defined below), then the Company shall provide Employee at least thirty days’ notice of termination or pay in lieu of notice;

b.                                      Employee providing to the Company not less than sixty nor more than ninety days’ prior written notice of his resignation of employment, including for Good Reason, effective at the end of such period, provided that the Company may in its sole discretion elect to relieve Employee from his duties and place him on paid leave during all or any portion of the notice period; or

c.                                       Employee’s death or Disability.

5.                                      SEVERANCE PAYMENTS.

a.                                      Except as provided in Section 5(b), upon the termination of Employee’s employment by the Company other than for Cause prior to a Change in Control, the Employee shall be entitled to an amount equal to the aggregate of one times: (i) the annual rate of base salary then being paid to the Employee, plus (ii) the average of the past three years short term bonus pay, plus (iii) the Company’s portion of 12 months’ premiums under any health, disability and life insurance plan or program in which the Employee was entitled to participate immediately prior to the Termination Date (the aggregated amount, the “Severance Pay”), which shall be paid to Employee by the Company over a period of 12 months from the Termination Date in accordance with the Company’s regular payroll cycle, commencing on the first regular payroll date of the Company that occurs more than 60 days after the Termination Date (and including any installment that would have otherwise been paid on regular payroll dates during the period of 60 days following the Termination Date), provided the conditions specified in Section 5(c) have been satisfied.

b.                                      Notwithstanding Section 5(a) and subject to the limitation in Section 5(e), if (i) the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, and (ii) the Termination Date occurs within 24 months immediately following a Change in Control, the Employee shall receive two times the Severance Pay calculated in accordance with Section 5(a), which shall be paid to Employee by the Company in a lump sum on the later of 60th day following the Termination Date or the closing on the event constituting the Change in Control, provided the conditions specified in Section 5(c) have been satisfied.

c.                                       Notwithstanding the foregoing provisions of Section 5(a) and (b), the Company will not be obligated to make any payments to or on behalf of Employee under Section 5(a) and (b), as applicable, unless (i) Employee signs a release of claims in favor of the Company in a form as prepared by the Company (the “Release”) and delivered to Employee no later than five business days after the Termination Date, (ii) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Employee rescinding the Release, and (iii) Employee is in strict compliance with the terms of this Agreement as of the dates of the payments. The cessation of these payments will be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

d.                                      If, when the Employee’s termination of employment occurs, the Employee is a specified employee within the meaning of section 409A of the Code, and if the Severance Pay would be considered deferred compensation under section 409A of the Code, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) of the Code is not available, the Employee’s Severance Pay payments for the first six months following separation from service shall be paid to the Employee in a single lump sum on the first day of the seventh month after the month in which the Employee’s separation from service occurs.

e.                                       In the event that the vesting, acceleration and payment of any equity awards or other compensation or benefits, together with all other payments and the value of any benefit received or to be received by the Employee under this Agreement would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code, then the amounts due under Section 5(b) that the Company shall pay to the Employee shall be either (i) the full payment or (ii) such lesser amount determined by the Company in accordance with this Section 5(e) that would result in no portion of the payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. In the event the amounts due under Section are reduced, the amounts shall be reduced in the following order of priority: first, with respect to any amount that does not constitute the “deferral of compensation” under Section 409A of the Code and regulations promulgated thereunder, disregard the acceleration in the time of payment and then disregard the acceleration of vesting as a result of a Change in Control and second, with respect to any amount that constitutes the “deferral of compensation” under Section 409A of the Code and regulations promulgated thereunder, disregard the acceleration in the time of payment and then disregard the acceleration of vesting as a result of a Change in Control first with respect to Company funded amounts and then the Employee’s deferrals, in each case only to the extent necessary to satisfy (ii) above. All determinations required to be made under this Section 5(e) shall be made by a nationally recognized accounting firm that is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Employee. Notice must be given to the Accounting Firm within 15 business days after an event entitling Employee to an amount due under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 5.1, all determination as to present value shall use 120 percent of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded based on the nature of the payment, as in effect on the Date of Termination, but if not otherwise specified, compounded on a semiannual basis. The determination by the Accounting Firm shall be final and binding on the Company and the Employee.

f.                                        If Employee’s employment with the Company is terminated by the Company for Cause or for any reason not covered by Section 5(a) or 5(b), then the Company shall pay to Employee only his base salary and any accrued but unused vacation or PTO earned through the Termination Date.

g.                                       In addition to the benefits otherwise provided in Section 5, the Employee shall be entitled to the following benefits and payments upon the Employee’s termination of employment: (i) the payment of the Employee’s base salary and any other form or type of compensation earned, vested and payable through the Date of Termination; (ii) the right to receive all benefits to which the Employee is vested on the Date of Termination in accordance with the terms under the Company pension and welfare benefit plans or any successor of such plan and any other plan or agreement relating to retirement benefits; and (iii) the right to exercise and to receive all rights in which the Employee is vested on the Date of Termination, in accordance with the terms of all awards under any Company stock purchase and stock incentive plans or programs, or any successor to any such plans or programs.

6.                                      POST TERMINATION OBLIGATIONS.

a.                                      Upon the Employee’s termination of employment for any reason, or at any time upon the Company’s request, the Employee shall promptly deliver to the Company all Company and Affiliate records and all Company and Affiliate property in the Employee’s possession or the Employee’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations, and all copies thereof; documents that in whole or in part contain any Confidential Information of the Company or its Affiliates and all copies thereof; and keys, access cards, access codes, passwords, credit cards, personal or laptop computers, telephones, PDAs, smart phones, and other electronic equipment belonging to the Company or an Affiliate.

b.                                      Unless otherwise requested by the Company in writing, upon Employee’s termination of employment with the Company for any reason Employee shall automatically resign as of the Termination Date from all titles, positions and appointments Employee then holds with the Company and any and all Affiliates, whether as an officer, director, trustee, fiduciary or employee (without any claim for compensation related thereto), and Employee hereby agrees to take all actions necessary to effectuate such resignations.

c.                                       During the Term and thereafter during the 24 month period following termination of employment for any reason, to the fullest extent permitted by law, the Employee shall not make any statement that is disparaging or reflects negatively upon the Company or its Affiliates, or any of their officers, directors or employees, to, or that is likely to come to the attention of, (a) any customer, vendor, supplier, distributor or other trade related business relation of the Company or any of its Affiliates, (b) any employee of the Company or its Affiliates, or (c) any member of the media. Nothing herein shall prevent the Employee from responding truthfully to any inquiry from a governmental entity, engaging in any protected activities and/or from communicating with the Board and/or those employees with a need to know about personnel issues involving Company officers, directors and/or employees.

d.                                      Following termination of Employee’s employment with the Company for any reason, Employee will, upon reasonable request of the Company or its designee and provided the Company is not in material breach of any provision of this Agreement, respond to inquiries and cooperate with the Company in connection with the transition of his duties and responsibilities for the Company for up to six months following the Termination Date; and be reasonably available at mutually convenient times, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Employee then has or may have knowledge of by virtue of his employment by or service to the Company or any of its Affiliates. In connection with such cooperation requested by the Company, the Company shall reimburse Employee for reasonable out-of-pocket costs incurred as a result of his compliance with his obligations, and, with respect to such cooperation provided by Employee during any period for which he is not receiving payments under Section 5(a), the Company shall compensate Employee at a daily rate comparable to his regular base salary rate in effect as of the Termination Date. The Company will endeavor to schedule such activities taking into account other obligations Employee may have and so as not to materially interfere with Employee’s then-current employment or other business activities.

7.                                      REMEDIES. Employee agrees that if Employee fails to fulfill Employee’s obligations under this Agreement, including, without limitation, the obligations set forth in Section 3, the damages to the Company or any of its Affiliates would be very difficult or impossible to determin                               e. Therefore, in addition to any other rights or remedies available to the Company at law, in equity or by statute, Employee hereby consents to the specific enforcement by the Company of this Agreement through an injunction or restraining order issued by an appropriate court, without the necessity of proving actual damages, and Employee hereby waives as a defense to any equitable action the allegation that the Company has an adequate remedy at law. The provisions of this Section shall not diminish the right of the Company to claim and recover damages or to obtain any equitable remedy in addition to injunctive relief to which the Company may otherwise be entitled. The Employee understands and agrees that the Employee will also be responsible for all costs and attorney’s fees incurred by the Company in enforcing any of the provisions of this Agreement including, but not limited to, expert witness fees and deposition costs.

8.                                      SEVERABILITY. If, for any reason, any Section or portion of this Agreement shall be held by a court to be invalid or unenforceable, it is agreed that such holding shall not affect any other section or portion of this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.                                      ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Company and the Employee concerning the subject matter and supersedes all prior agreements between the parties, including, without limitation, the Management Agreement, executed February 14, 2006 and amended December 31, 2008. No rights are granted to the Employee under this Agreement other than those specifically set forth herein.

10.                               NO EMPLOYMENT AGREEMENT. This Agreement is not an employment policy or contract. It does not give the Employee the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Employee. It also does not require the Employee to remain an employee or interfere with the Employee’s right to separate from service at any time.

11.                               AMENDMENTS. The parties agree that no modification of the Agreement may be made except by means of a written agreement signed by the parties. However, if the Company determines to its reasonable satisfaction that an alteration or amendment of this Agreement is necessary or advisable so that the Agreement complies with the Code or any other applicable tax law, then, upon written notice to Employee, the Company may unilaterally amend this Agreement in such manner and to such extent as the Company reasonably considers necessary or advisable to ensure compliance with the Code or other applicable tax law. Nothing in this Section shall be deemed to limit the Company’s right to terminate this Agreement at any time and without stated cause.

12.                               ASSIGNMENT OF RIGHTS; SPENDTHRIFT CLAUSE. None of the Employee, the Employee’s estate, or the Employee’s beneficiary shall have any right to sell, assign, transfer, pledge, attach, encumber, or otherwise convey the right to receive any payment hereunder. To the extent permitted by law, benefits payable under this Agreement shall not be subject to the claim of any creditor of the Employee, the Employee’s estate, or the Employee’s designated beneficiary or subject to any legal process by any creditor of the Employee, the Employee’s estate, or the Employee’s designated beneficiary.

13.                               BINDING EFFECT. This Agreement shall bind the Employee, the Company, and their beneficiaries, survivors, executors, successors and assigns, administrators, and transferees.

14.                               SUCCESSORS; BINDING AGREEMENT. By an assumption agreement in form and substance satisfactory to the Employee, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement had no succession occurred.

15.                               TAX WITHHOLDING. If taxes are required by the Code or other applicable tax law to be withheld by the Company from payments under this Agreement, the Company shall withhold any taxes that are required to be withheld.

16.                               GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota.

17.                               NOTICES. All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:

a.                                      In the case of the Company shall be:

Alerus Financial Corporation

322 DeMers Avenue

PO Box 1200

Grand Forks, North Dakota 56206-1200

Attention: Randy Newman

b.                                      In the case of the Employee shall be:

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.

18.                               SEVERABILITY. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

19.                               COMPLIANCE WITH CODE SECTION 409A. The Company and the Employee intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Code. Notwithstanding anything herein to the contrary in this Agreement, to the extent that any benefit under this Agreement that is nonqualified deferred compensation (within the meaning of section 409A of the Code) payable upon Employee’s termination of employment, such payment(s) shall be made only upon Employee’s “Separation from Service” pursuant to the default definition in Treasury Regulation section 1.409A-1(h).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Date:	November 27, 2018	/s/ Karin Taylor
Employee

Accepted for Alerus Financial Corporation:

Date:	December 10, 2018	By:	/s/ Randy Newman

		Its	CEO